Renewal Agreement:

English (US)

Agreement Date : February 12, 2020 **Reference No : R-880206**

Business Center Details

TX, Houston - One Riverway (HQ)

Sales Manager	Monique Robinson

Client Details

Company Name	Synthesis Energy Systems
Phone	+1 713-579-0602
Email	david.hiscocks@synthesisenergy.com

Office Payment Details (exc. tax and exc. services)

Office Number	Number of people	Price per Office
1715	1	$ 1,445.00
1716	2	$ 1,666.00
1726	1	$ 907.00

Service Provision :	**Start Date**	April 1, 2020	**End Date**	June 30, 2020

All agreements end on the last calendar day of the month.

- An Activation fee of $ 49.00 per occupant will be payable. i

Terms and Conditions

We are Regus Management Group, LLC [the Provider], please click the link below for terms and conditions.

AGREEMENT TO ARBITRATE; CLASS ACTION WAIVER: Any dispute or claim relating in any way to this agreement shall be resolved by binding arbitration administered by the American Arbitration Association in accord with its Commercial Arbitration Rules (available at www.adr.org), except that you or the Provider may assert claims in small claims court and the Client and the Provider may pursue court actions to remove you, or prevent your removal, from the Center if you do not leave when this agreement terminates. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this agreement. The arbitrator shall not conduct arbitration as a class or representative action. The Client and the Provider acknowledge that this agreement is a transaction in interstate commerce governed by the Federal Arbitration Act. The Client and the Provider agree to waive any right to pursue any dispute relating to this agreement in any class, private attorney general, or other representative action.

Download the house rules